    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1999.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                VERITAS DGC INC.
             (Exact name of registrant as specified in its charter)

   DELAWARE (State or Other Jurisdiction of      76-0343152 (I.R.S. Employer Identification
        Incorporation or Organization)                              No.)

                          3701 KIRBY DRIVE, SUITE 112
                           HOUSTON, TEXAS 77098-3982
                                 (713) 512-8300
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

    Name, Address, Including Zip Code, and      Copy of Communications to: T. WILLIAM PORTER
  Telephone Number, Including Area Code, of     PORTER & HEDGES, L.L.P. 700 LOUISIANA, 35TH
Agent for Service: ANTHONY TRIPODO 3701 KIRBY  FLOOR HOUSTON, TEXAS 77002-2764 (713)226-0600
  DRIVE, SUITE 112 HOUSTON, TEXAS 77098-3982
                (713) 512-8300

     Approximate date of commencement of proposed sale to the public: From time to time pursuant to Rule 415 after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM       PROPOSED MAXIMUM
                                       AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING       AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED    REGISTERED            SHARE(1)               PRICE(2)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share.........................      2,423,003 shs.           $6.23               $15,095,667            $4,197
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Based upon the number of common shares of Enertec Resource Services Inc. outstanding on August 6, 1999 (7,023,196) multiplied by 0.345, the exchange ratio in the combination of Enertec Resource Services Inc., Veritas Energy Services Inc., a wholly-owned subsidiary of Veritas DGC Inc., and Veritas DGC Inc.

(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the 7,023,196 Enertec common shares to be received by Veritas Energy Services in the combination, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of the Enertec common shares reported on The Toronto Stock Exchange on August 17, 1999. (US$6.23 (C$9.20 multiplied by the applicable exchange rate of 0.67719)).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

                                2,423,003 SHARES

                                VERITAS DGC INC.

                                  COMMON STOCK

     The 2,423,003 shares of Veritas DGC common stock are issuable upon exchange or redemption of Veritas Energy Services Inc. class A exchangeable shares, series 1. Veritas Energy Services is a wholly-owned subsidiary of Veritas DGC. Veritas Energy Services issued the Veritas Energy Services series 1 exchangeable shares in exchange for Enertec Resource Services Inc. common shares in connection with the combination of Veritas DGC, Veritas Energy Services and Enertec.

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. This means we may issue the Veritas DGC common stock covered by this prospectus from time to time when the holders of Veritas Energy Services series 1 exchangeable shares present their securities for exchange. Upon exchange, holders of Veritas Energy Services series 1 exchangeable shares will receive for each Veritas Energy Services series 1 exchangeable share one share of Veritas DGC common stock.

     The Veritas DGC common stock trades on the New York Stock Exchange under the symbol "VTS" and on The Toronto Stock Exchange under the symbol "VER."

   CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 Subject to completion, dated August 19, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 registering the exchange of the Veritas Energy Services series 1 exchangeable shares for Veritas DGC common stock. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement.

     You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You may also obtain information about Veritas DGC from the following regional offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Veritas DGC maintains an Internet site at http://www.veritasdgc.com that contains information about its business.

     We file annual reports, quarterly reports, proxy statements, and other information with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our SEC filings are also available to the public on the SEC's home page on the Internet at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     The statements included in this prospectus, other than statements of historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, among other things, the discussions of the trading markets and market price of the Veritas Energy Services series 1 exchangeable shares. Forward-looking statements generally can be identified by the use of terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or the negative thereof or variations thereon or similar terminology.

     Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will be correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could cause our actual results to differ materially from the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed under the caption Risk Factors and elsewhere in this prospectus.

                                  RISK FACTORS

     You should carefully consider the following factors, in addition to other information contained in this prospectus, in evaluating your decision to exchange Veritas Energy Services series 1 exchangeable shares for shares of Veritas DGC common stock.

EXCHANGE OF VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES IS TAXABLE

     The exchange of Veritas Energy Services series 1 exchangeable shares for shares of Veritas DGC common stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (retraction or redemption) and the length of time that the Veritas Energy Services series 1 exchangeable shares were held prior to exchange.

MARKET PRICE OF VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES MAY NOT BE EQUIVALENT TO MARKET PRICE OF VERITAS DGC COMMON STOCK

     The Toronto Stock Exchange has approved the listing of the Veritas Energy Services series 1 exchangeable shares and the Veritas DGC common stock is listed on the New York Stock Exchange and The Toronto Stock Exchange. We do not plan to list the Veritas Energy Services series 1 exchangeable shares or Veritas DGC common stock on any other stock exchange in Canada or the United States. The Veritas Energy Services series 1 exchangeable shares will trade at a price based upon the market for such shares on The Toronto Stock Exchange and the shares of Veritas DGC common stock will trade at prices based upon the market for such shares on the New York Stock Exchange and The Toronto Stock Exchange. Although we believe the market price of the Veritas Energy Services series 1 exchangeable shares on The Toronto Stock Exchange and the market prices of the Veritas DGC common stock on the New York Stock Exchange and The Toronto Stock Exchange should reflect equivalent values, there can be no assurances that the market prices of the Veritas DGC common stock will be identical, or even similar, to the market price of the Veritas Energy Services series 1 exchangeable shares.

HOLDERS MAY HAVE TO LIMIT INVESTMENT IF VERITAS ENERGY SERVICES EXCHANGEABLE SHARES BECOME FOREIGN PROPERTY

     So long as the Veritas Energy Services series 1 exchangeable shares are listed on The Toronto Stock Exchange and Veritas Energy Services maintains a substantial presence in Canada, the Veritas Energy Services series 1 exchangeable shares will not be foreign property under the Income Tax Act (Canada) for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons.

     Veritas DGC common stock will be foreign property for such plans or persons, and there can be no assurances that the Veritas Energy Services series 1 exchangeable shares will continue to not be foreign property. Concerning Veritas DGC common stock and, if the Veritas Energy Services series 1 exchangeable shares were to become foreign property, the plans, funds and tax-exempt persons listed above would have to limit their investment in such stock or shares or risk incurring penalties under the Income Tax Act (Canada).

HOLDERS MAY BE REQUIRED TO MAKE AN ELECTION TO AVOID FUTURE UNITED STATES TAXES

     While there can be no assurance with respect to the classification, for United States federal income tax purposes, of either Enertec or Veritas Energy Services as a passive foreign investment company, known as "PFIC," each of Enertec and Veritas Energy Services believes that it did not constitute a PFIC during its taxable years ending prior to their combination. At the present time, Enertec and Veritas DGC intend to cause Enertec and Veritas Energy Services to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. A determination of the foreign corporation's status as a PFIC cannot be made until the close of the taxable year. Veritas Energy Services intends to monitor its status regularly, and promptly following the end of each taxable year

Veritas Energy Services will notify United States holders of Veritas Energy Services series 1 exchangeable shares if it believes that Veritas Energy Services was a PFIC for that taxable year.

     If Veritas Energy Services becomes a PFIC during a United States holder's holding period for Veritas Energy Services series 1 exchangeable shares, and the United States holder does not make an election to treat Enertec as a qualified electing fund under Section 1295 of the United States Internal Revenue Code, then a United States holder may be subject to additional tax and penalties on excess dividend payments with respect to, and gains from the disposition of, the Veritas Energy Services series 1 exchangeable shares.

                                  THE COMPANY

     Veritas DGC is a leading provider of seismic data acquisition, data processing and multi-client data surveys and information services to the oil and gas industry in selected markets worldwide. Oil and gas companies utilize seismic data for the determination of suitable locations for drilling exploratory wells and, increasingly, in reservoir management for the development and production of oil and gas reserves. Veritas DGC acquires seismic data on land and in marine and transition zone environments, and processes data acquired by its own crews and crews of other operators. Veritas DGC acquires seismic data both on an exclusive contractual basis for its customers and on its own behalf for licensing to multiple customers on a non-exclusive basis. Veritas DGC was incorporated in Texas in 1965 and was reincorporated in Delaware in 1969. Veritas DGC's principal offices are located at 3701 Kirby Drive, Houston, Texas 77098, and its telephone number is (713) 512-8300.

                                USE OF PROCEEDS

     Because the shares of Veritas DGC common stock will be issued on exchange or redemption of the Veritas Energy Services series 1 exchangeable shares, Veritas DGC will receive no net cash proceeds on such issuance.

                    DESCRIPTION OF VERITAS DGC CAPITAL STOCK

     Our restated certificate of incorporation authorizes 40,000,000 ordinary shares, par value $0.01 per share. Ordinary shares consist of Veritas DGC common stock, a series of Veritas Energy Services special voting stock, and a series of Enertec special voting stock. Our restated certificate of incorporation also authorizes 1,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     Voting Rights. The holders of the Veritas DGC common stock are entitled to one vote for each share held of record in the election of directors and on all other matters submitted to a vote of stockholders. No pre-emptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Veritas DGC common stock. The Veritas DGC common stock does not have cumulative voting rights. Accordingly, the holders of more than 50% of the shares may elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors.

     Dividends. Veritas DGC common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, certain of our existing debt agreements contain covenants that currently restrict us from paying dividends.

     Fully Paid. All outstanding shares of Veritas DGC common stock are fully paid and non-assessable. Any additional Veritas DGC common stock we issue will also be fully paid and non-assessable.

     Other. We will notify Veritas DGC common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, Veritas DGC common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

     Transfer Agent and Registrar. Our transfer agent and registrar is ChaseMellon Shareholder Services, L.L.C., Dallas, Texas.

SPECIAL VOTING STOCK

     Single shares of Veritas Energy Services special voting stock and Enertec special voting stock are each authorized and outstanding as a series of ordinary shares. The Veritas Energy Services special voting share was issued in connection with the combination of Digicon Inc. (Veritas DGC's former name) and Veritas Energy Services in August of 1996. The Enertec special voting share was issued in connection with the combination of Veritas DGC, Veritas Energy Services and Enertec Resources Inc. in September 1999.

     These special voting shares possess a number of votes equal to the number of outstanding Veritas Energy Services exchangeable shares and Veritas Energy Services series 1 exchangeable shares that are not owned by Veritas DGC or any of its subsidiaries. In any matter submitted to Veritas DGC stockholders for a vote, each holder of a Veritas Energy Services exchangeable share has the right to instruct a trustee as to the manner of voting for one of the votes comprising the Veritas Energy Services special voting share for each Veritas Energy Services exchangeable share owned by the holder. Likewise, in any matter submitted to Veritas DGC stockholders for a vote, each holder of a Veritas Energy Services series 1 exchangeable share has the right to instruct a trustee as to the manner of voting for one of the votes comprising the Enertec special voting share for each Veritas Energy Services series 1 exchangeable share owned by the holder. The Veritas Energy Services exchangeable shares and the Veritas Energy Services series 1 exchangeable shares are convertible on a one-for-one basis into shares of the Veritas DGC common stock and have rights identical to the Veritas DGC common stock.

PREFERRED STOCK

     There are no shares of Veritas DGC preferred stock presently outstanding. A series of 400,000 shares of preferred stock has been designated for use in connection with the rights plan (the rights plan is explained below). The Veritas DGC board of directors can, without our stockholders approval, issue one or more series of Veritas DGC preferred stock. The board establishes the number of shares to be included in each series, fixes the designation, powers, preferences and rights of the shares of each series, and provides any qualifications, limitations or restrictions of each series. In some cases, the issuance of Veritas DGC preferred stock could delay a change in control of Veritas DGC and make it harder to remove present management. Under certain circumstances, Veritas DGC preferred stock could also restrict dividend payments to holders of Veritas DGC common stock.

RIGHTS PLAN

     General. Under the rights plan, each share of Veritas DGC common stock has attached to it one right. The right is represented by a certificate which is the same certificate representing the Veritas DGC common stock. Each right entitles the registered holder to purchase from Veritas DGC one one-thousandth of a share of series A junior participating preferred stock of Veritas DGC. The series A preferred stock has a par value of $0.01 per share and is sold at a purchase price of $100. The purchase price is subject to adjustment. Until the distribution date, the rights will be transferred with and only with the Veritas DGC common stock certificates. The rights are not exercisable until after the distribution date and are subject to termination of any extended redemption periods described below. The rights expire at the close of business on May 15, 2007, unless they are earlier redeemed by Veritas DGC. The holder of unexercised rights has no rights as a stockholder of Veritas DGC, including, without limitation, the right to vote or to receive dividends.

     Separation of Rights from Veritas DGC Common Stock. The rights will separate from Veritas DGC common stock and a distribution date will occur upon the earlier of two possible times. The first such time is 10 business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or has the right to acquire, the ownership of 15% or more of the outstanding shares of Veritas DGC common stock (the "stock acquisition date"). The second possible time is 10 business days following the commencement of a tender or exchange offer which would result in a person or group owning 15% or more of such outstanding shares of the Veritas DGC common stock (the "tender offer date"). The board of directors of Veritas DGC may set a later tender offer date if a majority of the continuing directors agree to do so and there are five continuing directors then in office.

     Continuing Director. A continuing director is any member of the board of directors of Veritas DGC who was a member of the board on May 15, 1997, or who was elected to the board after May 15, 1997 and was recommended or approved by a majority of at least five continuing directors. An acquiring person, or an affiliate or associate of an acquiring person, or such representative is not a continuing director.

     Triggering Events. Each holder of a right (other than the acquiring person, certain related parties and transferees) will have the right to purchase, upon exercise of a right, a one-thousandth fractional share interest in series A preferred stock if, among other things:

     - Veritas DGC is the surviving corporation in a merger or other business combination with an acquiring person; or

     - any person shall become the beneficial owner of more than 15% of the outstanding shares of the Veritas DGC common stock, except:

      - pursuant to certain consolidations or mergers involving Veritas DGC or sales or transfers of the combined assets or earning power of Veritas DGC and its subsidiaries; or

      - pursuant to an offer for all outstanding shares of the Veritas DGC common stock at a price and upon terms and conditions which a majority of the continuing directors determines to be in the best interests of Veritas DGC and its stockholders.

Each of the one-thousandth fractional share interests in series A preferred stock is equivalent to a share of Veritas DGC common stock (or, in certain circumstances, cash, property or other securities of Veritas DGC) having a value equal to two times the exercise price of the right. For example, at the exercise price of $100 per right, each right not owned by an acquiring person (or by certain related parties and transferees) following a triggering event set forth above would entitle its holder to purchase $200 worth of series A preferred stock (or other consideration, as noted above) for $100. Assuming that the series A preferred stock had a per share market price of $40 at such time (with each one-thousandth share of series A preferred stock valued at one share of common stock), the holder of each valid right would be entitled to purchase five one-thousandths shares of the series A preferred stock for $100. Rights are not exercisable following the occurrence of any of the triggering events described above until the rights are no longer redeemable by Veritas DGC as described below. Notwithstanding any of the foregoing, following the occurrence of any of the triggering events described in this paragraph, all rights that are, or (under certain circumstances specified in the rights plan) were, beneficially owned by any acquiring person will be null and void.

     If at any time following the stock acquisition date:

     - Veritas DGC is acquired in a merger or other business combination transaction in which Veritas DGC is not the surviving corporation;

     - Veritas DGC is the surviving corporation in a consolidation or merger pursuant to which all or part of the outstanding shares of Veritas DGC common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

     - more than 50% of the combined assets or earning power of Veritas DGC and its subsidiaries is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets or earning power by or to subsidiaries of Veritas DGC as specified in the rights agreement).

Each holder of a right (except rights that previously have been voided as set forth above) will have the right to exercise and receive common stock of the acquiring company having a value equal to two times the exercise price of the right. The events described in this paragraph and in the preceding paragraph are referred to as the triggering events.

     Redemption of Rights. At any time until ten business days following the stock acquisition date, Veritas DGC may redeem the rights in whole, but not in part, at a price of $0.001 per right. The Veritas DGC board may set a later date to redeem the rights if a majority of the continuing directors then in office agree. Redemption of the rights is payable in cash, shares of Veritas DGC common stock or other consideration deemed appropriate by the board of directors. Rights may not be redeemed during the 180 day period after any person becomes an acquiring person unless the redemption is approved by a majority of continuing directors.

     Anti-takeover Effects. The rights have certain anti-takeover effects. They may reduce or eliminate:

     - two-tiered or other partial offers that do not offer fair value for all Veritas DGC common stock;

     - the accumulation by a third party of 15% or more of the Veritas DGC common stock in open-market or private purchases in order to influence or control the business and affairs of Veritas DGC without paying an appropriate premium for a controlling position in Veritas DGC; and

     - the accumulation of shares of Veritas DGC common stock by third parties in market transactions for the primary purpose of attempting to cause Veritas DGC to be sold.

The rights will also cause the substantial dilution of shareholder voting strength to a person or group that attempts to acquire Veritas DGC in a manner defined as a triggering event. This is not so if the acquiring person's offer is conditioned on a substantial number of rights being acquired. The rights should not affect any prospective offeror who is willing:

     - to make an offer for all outstanding shares of Veritas DGC common stock and other voting securities at a price and terms that are in the best interests of Veritas DGC and its stockholders as determined by the board of directors; or

     - to negotiate with the board of directors because as part of any negotiated transaction the rights would either be redeemed or otherwise made inapplicable to the transaction.

The rights should also not interfere with any merger or other business combination approved by the board of directors since the board may, at its option, choose to redeem all, but not less than all, of the then outstanding rights at the $0.001 redemption price. The board may exercise this option at any time until ten business days following the stock acquisition date.

                              PLAN OF DISTRIBUTION

     Under the terms of a plan of arrangement and in connection with the combination of Enertec, Veritas Energy Services and Veritas DGC, Veritas Energy Services issued .345 of a series 1 exchangeable share for each existing Enertec common share on September 23, 1999. Enertec common shareholders who properly exercised their rights of dissent were not issued any Veritas Energy Services series 1 exchangeable shares and have been or will be paid fair value for their Enertec common shares. Veritas DGC common stock may be issued to holders of Veritas Energy Services series 1 exchangeable shares through the holder's election, Veritas Energy Services' redemption, or Veritas Energy Services' or Veritas DGC's liquidation.

ELECTION OF HOLDERS TO RETRACT SERIES 1 EXCHANGEABLE SHARES

     Holders of Veritas Energy Services series 1 exchangeable shares may elect at any time to have any or all Veritas Energy Services series 1 exchangeable shares owned by them exchanged for an equal number of shares of Veritas DGC common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Veritas Energy Services series 1 exchangeable shares. The holder's exercise of this election right is called a retraction. Holders of the Veritas Energy Services series 1 exchangeable shares may retract by presenting to Veritas Energy Services or its transfer agent the certificates representing the number of Veritas Energy Services series 1 exchangeable shares the holder desires to retract, together with a signed notice of retraction specifying the number of Veritas Energy Services series 1 exchangeable shares the holder wishes to retract and the date the holder desires to receive the Veritas DGC common stock. This retraction date must be between five and ten business days after the notice of retraction is received by Veritas Energy Services. The transfer agent may require the holder to submit additional documents to complete the retraction of the Veritas Energy Services series 1 exchangeable shares.

     Upon receipt of the Veritas Energy Services series 1 exchangeable shares certificates, the notice of retraction and other required documentation from the holder, Veritas Energy Services must immediately notify Veritas DGC of such retraction request. Veritas DGC will then have two business days to decide to exercise its retraction call right to purchase all of the Veritas Energy Services series 1 exchangeable shares submitted by the holder. If Veritas DGC does not advise Veritas Energy Services within such two business day period of its decision to exercise this retraction call right, Veritas Energy Services will notify the holder as soon as possible thereafter that Veritas DGC will not exercise such right. A holder may revoke his or her notice of retraction at any time before the close of business on the business day before the retraction date. If the holder does not revoke his or her notice of retraction, on the retraction date the Veritas Energy Services series 1 exchangeable shares that the holder has requested Veritas Energy Services to redeem will be acquired by Veritas DGC (assuming Veritas DGC exercises its retraction call right) or redeemed by Veritas Energy Services, as the case may be. In each case the holder will receive one share of Veritas DGC common stock for each Veritas Energy Services series 1 exchangeable share retracted, plus an additional amount equivalent to all declared and unpaid dividends on such Veritas Energy Services series 1 exchangeable shares. Veritas DGC or Veritas Energy Services, as the case may be, is entitled to liquidate some of the Veritas DGC common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

REDEMPTION OF VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES

     Subject to the redemption call right of Veritas DGC described below, Veritas Energy Services must redeem all of the then outstanding Veritas Energy Services series 1 exchangeable shares in exchange for an equal number of shares of Veritas DGC common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Veritas Energy Services series 1 exchangeable shares on the automatic redemption date. The automatic redemption date will be, September 23, 2009 or (i) a later date specified by the Veritas Energy Services board of directors (no later than the September 23, 2014), or
(ii) an earlier date specified by the Veritas Energy Services board of directors if:

     - there are fewer than 10,000 Veritas Energy Services series 1 exchangeable shares outstanding (other than Veritas Energy Services series 1 exchangeable shares held by Veritas DGC and entities controlled by Veritas DGC); or

     - at any time after September 23, 2004 there are fewer than 250,000 Veritas Energy Services exchangeable shares outstanding (other than Veritas Energy Services exchangeable shares held by Veritas DGC and entities controlled by Veritas DGC) and Veritas DGC exercises its option to redeem all of such outstanding Veritas Energy Services exchangeable shares.

Veritas DGC has a redemption call right to purchase on the automatic redemption date all of the outstanding Veritas Energy Services series 1 exchangeable shares. Veritas Energy Services shall, at least 120 days before the automatic redemption date, provide the registered holders of Veritas Energy Services series 1 exchangeable shares with written notice of its proposed redemption or Veritas DGC's purchase of the Veritas Energy Services series 1 exchangeable shares. This notice will specify:

     - the automatic redemption date;

     - the number of shares of Veritas DGC common stock and any additional amount for all declared and unpaid dividends on the Veritas Energy Services series 1 exchangeable shares to be received by the holder on the automatic redemption date; and

     - where the holder must present his or her share certificates and other documents required to complete the redemption.

Veritas DGC or Veritas Energy Services, as the case may be, is entitled to liquidate some of the Veritas DGC common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

LIQUIDATION OF VERITAS ENERGY SERVICES

     If Veritas Energy Services liquidates, dissolves or winds up its affairs, holders of the Veritas Energy Services series 1 exchangeable shares have preferential rights to receive one share of Veritas DGC common stock for each Veritas Energy Services series 1 exchangeable share they hold, plus an additional amount equivalent to all declared and unpaid dividends on such Veritas Energy Services series 1 exchangeable shares. If Veritas Energy Services proposes to liquidate, dissolve or wind up its affairs, Veritas DGC has the right to purchase all of the outstanding Veritas Energy Services series 1 exchangeable shares from the holders thereof on the last business day prior to the effective time of any such event.

     On or promptly after the effective time of any Veritas Energy Services liquidation, dissolution or winding up, holders of the Veritas Energy Services series 1 exchangeable shares must surrender their certificates representing such shares, together with any other documents required by the transfer agent, to

Veritas Energy Services' registered office or transfer agent. If Veritas DGC exercises its purchase rights, such delivery must be made to the transfer agent. In either case, upon receipt of the certificates and other required documents, Veritas Energy Services or Veritas DGC, as the case may be, will deliver or caused to be delivered to the holders one share of Veritas DGC common stock for each outstanding Veritas Energy Services series 1 exchangeable share, plus an additional amount equivalent to all declared and unpaid dividends on such Veritas Energy Services series 1 exchangeable shares. Veritas Energy Services may require the holder to pick up the Veritas DGC common stock at the Veritas Energy Services' registered office. Veritas DGC or Veritas Energy Services, as the case may be, is entitled to liquidate some of the Veritas DGC common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

     As an alternative to the exchange described in the preceding paragraph, a holder of Veritas Energy Services series 1 exchangeable shares may exercise its exchange right and require Veritas DGC to purchase the Veritas Energy Services series 1 exchangeable shares. In this case, the holder must deliver to CIBC Mellon Trust the certificates, endorsed in blank, a completed form of notice of exercise of such exchange right, which is contained on the reverse of, or attached to, the Veritas Energy Services series 1 exchangeable share certificates and any other required documents.

LIQUIDATION OF VERITAS DGC

     Upon the occurrence of a Veritas DGC liquidation event (as described below), in order for the holders of the Veritas Energy Services series 1 exchangeable shares to participate on a pro rata basis with the holders of Veritas DGC common stock, each holder of Veritas Energy Services series 1 exchangeable shares will automatically receive in exchange therefor an equivalent number of shares of Veritas DGC common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Veritas Energy Services series 1 exchangeable shares. A Veritas DGC liquidation event means:

          (i) any determination by Veritas DGC's board of directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to Veritas DGC or to effect any other distribution of assets of Veritas DGC among its stockholders for the purpose of winding up its affairs; or

          (ii) immediately upon the earlier of receipt by Veritas DGC of notice of, and Veritas DGC becoming aware of any threatened or instituted claim, suit or proceedings with respect to the voluntary liquidation, dissolution or winding-up of Veritas DGC or to effect any other distribution of assets of Veritas DGC among its stockholders for the purpose of winding up its affairs.

To effect the automatic exchange of Veritas Energy Services series 1 exchangeable shares for shares of Veritas DGC common stock, Veritas DGC will be deemed to have purchased each Veritas Energy Services series 1 exchangeable share outstanding immediately prior to the Veritas DGC liquidation event. Upon a holder's request and surrender of Veritas Energy Services series 1 exchangeable share certificates, endorsed in blank and accompanied by such instruments of transfer as Veritas DGC may reasonably require, Veritas DGC will deliver to such holder, certificates representing an equivalent number of shares of Veritas DGC common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Veritas Energy Services series 1 exchangeable shares. Veritas DGC is entitled to liquidate some of the Veritas DGC common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

                           INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS TO FORMER ENERTEC SHAREHOLDERS

     Subject to the qualifications and assumptions contained herein, in the opinion of Felesky Flynn, Canadian tax counsel to Veritas Energy Services, the following is a fair and adequate summary of the principal Canadian federal income tax considerations, as of the date of this prospectus generally applicable to former Enertec shareholders who at all relevant times, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), hold their Veritas Energy Services series 1 exchangeable shares and shares of Veritas DGC common stock as capital property and deal at arm's length with, and are not affiliated with, Enertec or Veritas DGC. This discussion does not apply to a holder with respect to whom Veritas DGC is a foreign affiliate within the meaning of the Canadian Tax Act. It is assumed that a former Enertec shareholder who exchanged Enertec common shares for Veritas Energy Services series 1 exchangeable shares received no other consideration, except for cash in lieu of a fraction of a Veritas Energy Services series 1 exchangeable share.

     All former Enertec shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Veritas Energy Services series 1 exchangeable shares and shares of Veritas DGC common stock as capital property for the purposes of the Canadian Tax Act. The "mark-to-market" rules of the Canadian Tax Act relating to financial institutions (including financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will preclude such financial institutions from treating their Veritas Energy Services series 1 exchangeable shares and shares of Veritas DGC common stock as capital property for purposes of the Canadian Tax Act. This discussion does not take into account the mark-to-market rules, and former Enertec shareholders that are financial institutions for the purposes of these rules should consult their own tax advisors to determine the tax consequences to them of the combination.

     This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, and counsel's understanding of the current published administrative practices of Revenue Canada. This discussion takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Canadian Minister of Finance before the date hereof and assumes that all such proposed amendments will be enacted in their present form. No assurances can be given that the proposed amendments will be enacted in the form proposed, if at all; however, the Canadian federal income tax considerations generally applicable to a former Enertec shareholder with respect to the combination of Enertec, Veritas Energy Services and Veritas DGC will not be different in a material adverse way if the proposed amendments are not enacted.

     Except for the foregoing, this discussion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from the Canadian federal income tax considerations described herein.

     THIS DISCUSSION IS OF A GENERAL NATURE ONLY. THEREFORE, FORMER ENERTEC SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

     Conversion from U.S. Dollars to Canadian Dollars. For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Veritas DGC common stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a shareholder's liability for tax under the Canadian Tax Act, any cash amounts received by a shareholder in United States dollars must be converted into the Canadian dollar equivalent, and the amount of any non-share consideration received by a shareholder must be expressed in Canadian dollars at the time such consideration is received.

  Shareholders Resident in Canada

     The following portion of this discussion is generally applicable to holders of Veritas Energy Services series 1 exchangeable shares who, for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention, are resident or deemed to be resident in Canada at all relevant times. Certain of such persons to whom the former Enertec common shares might not constitute capital property may elect, in certain circumstances, to have such property treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

     Retraction of Veritas Energy Services Series 1 Exchangeable Shares with Veritas Energy Services; Redemption of Veritas Energy Services Series 1 Exchangeable Shares by Veritas Energy Services. On the retraction or redemption of a Veritas Energy Services series 1 exchangeable share with or by Veritas Energy Services, the holder of a Veritas Energy Services series 1 exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the proceeds exceed the paid-up capital at the time of the Veritas Energy Services series 1 exchangeable share redemption. For these purposes, the proceeds will be the fair market value at the time of the retraction or redemption, of the shares of Veritas DGC common stock received from Veritas Energy Services plus the amount, if any, of all accrued but unpaid dividends on the Veritas Energy Services series 1 exchangeable shares paid on the retraction or redemption. The amount of such deemed dividend generally will be subject to the same tax treatment accorded to dividends on the Veritas Energy Services series 1 exchangeable shares as described below. On the retraction or redemption, the holder of a Veritas Energy Services series 1 exchangeable share will also be considered to have disposed of the Veritas Energy Services series 1 exchangeable share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. In the case of a shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

     Exchange of Veritas Energy Services Series 1 Exchangeable Shares with Veritas DGC. Because of Veritas DGC's retraction call right and redemption call right, an exchange with Veritas DGC results in Veritas DGC's purchase of the Veritas Energy Services series 1 exchangeable shares. The holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Veritas Energy Services series 1 exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Veritas Energy Services series 1 exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the shares of Veritas DGC common stock plus any other amount received by the holder from Veritas DGC as part of the exchange consideration.

     BECAUSE OF THE EXISTENCE OF VERITAS DGC'S RETRACTION CALL RIGHT, A HOLDER EXERCISING THE RIGHT OF RETRACTION IN RESPECT OF VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES CANNOT CONTROL WHETHER SUCH HOLDER WILL RECEIVE SHARES OF VERITAS DGC COMMON STOCK BY WAY OF REDEMPTION OF THE VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES BY VERITAS ENERGY SERVICES OR BY THE WAY OF PURCHASE OF THE VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES BY VERITAS DGC. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION DIFFER FROM THOSE OF A PURCHASE.

     Taxation of Capital Gains and Capital Losses. Three-quarters of any capital gain ("taxable capital gain") must be included in a shareholder's income for the year of disposition. Three-quarters of any capital loss ("allowable capital loss") generally must be deducted by the holder from taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against net taxable capital gains (taxable capital gains less allowable capital losses) in such other years to the extent and under the circumstances described in the Canadian Tax Act.

     Capital gains realized by an individual or trust, other than other certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include an amount in respect to taxable capital gains.

     If the holder of a Veritas Energy Services series 1 exchangeable share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Veritas Energy Services series 1 exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Veritas Energy Services series 1 exchangeable shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

     Dividends on Veritas Energy Services Series 1 Exchangeable Shares. In the case of a shareholder who is an individual, dividends received or deemed to be received on the Veritas Energy Services series 1 exchangeable shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     In the case of a shareholder that is a corporation other than a "specified financial institution" (as defined in the Canadian Tax Act), dividends received or deemed to be received on the Veritas Energy Services series 1 exchangeable shares normally will be included in the corporation's income and deductible in computing its taxable income.

     A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax 33 1/3% of dividends received or deemed to be received on the Veritas Energy Services series 1 exchangeable shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

     The Veritas Energy Services series 1 exchangeable shares will be "term preferred shares" as defined in the Canadian Tax Act. Consequently, in the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if:

          (i) the specified financial institution did not acquire the Veritas Energy Services series 1 exchangeable shares in the ordinary course of the business carried on by such institution; or

          (ii) in any case, at the time the dividend is received by the specified financial institution, the Veritas Energy Services series 1 exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Veritas Energy Services series 1 exchangeable shares.

     In addition, to the extent that a deemed dividend arises on the redemption of the Veritas Energy Services series 1 exchangeable shares by Veritas Energy Services, a portion of the dividend may not be subject to the denial of dividend deduction applicable in respect of term preferred shares in accordance with the exceptions outlined above. Specified financial institutions should consult their own tax advisors.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include dividends or deemed dividends that are not deductible in computing taxable income.

     The Veritas Energy Services series 1 exchangeable shares will be "taxable preferred shares" and "short-term preferred shares" for purpose of the Canadian Tax Act. Accordingly, Veritas Energy Services will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends (other than "excluded dividends" as defined in the Canadian Tax Act) paid or deemed to be paid on the Veritas Energy Services series 1 exchangeable shares and will be entitled to deduct an amount equal to 9/4 of the tax so payable in computing its taxable income for purposes of the Canadian Tax Act. Dividends received or deemed to be received on the Veritas Energy Services series 1 exchangeable shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

     Dividends on Veritas DGC Common Stock. Dividends on shares of Veritas DGC common stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment, where applicable, under the Canadian Tax Act. See "United States Federal Income Tax Considerations to Former Enertec Shareholders -- Shareholders Not Resident in or Citizens of the United States."

     Disposition of Shares of Veritas DGC Common Stock. The cost of a share of Veritas DGC common stock received on a retraction, redemption or exchange of a Veritas Energy Services series 1 exchangeable share will be equal to the fair market value of such share at the time of such event. The adjusted cost base to a holder of shares of Veritas DGC common stock acquired on a retraction, redemption or exchange of a Veritas Energy Services series 1 exchangeable share will be determined by averaging the cost of such share with the adjusted cost base of all other shares of Veritas DGC common stock held by such holder as capital property immediately before the retraction, redemption or exchange, as the case may be. A disposition or deemed disposition of a share of Veritas DGC common stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such share immediately before the disposition.

     Foreign Property Information Reporting. A holder of shares of Veritas DGC common stock, who is a "specified Canadian entity" for a taxation year or fiscal period and whose total cost amount of "specified foreign property," including such shares, at any time in the year or fiscal period exceeds Cdn$100,000 will be required to file an information return for the year or period disclosing prescribed information, including the shareholder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. A holder of Veritas DGC common stock should consult its own advisors about whether it must comply with these rules.

     Veritas Energy Services Series 1 Exchangeable Shares -- Eligibility for Investment in Canada. The Veritas Energy Services series 1 exchangeable shares, provided they are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and provided that Veritas Energy Services maintains a substantial presence in Canada, will not be foreign property under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Canadian Tax Act applies.

     The Veritas Energy Services series 1 exchangeable shares will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans.

     Veritas DGC has indicated that it intends to use its best efforts to cause Veritas Energy Services to maintain the listing of the series 1 exchangeable shares on The Toronto Stock Exchange.

     Voting Rights and Exchange Rights. The rights of the holders of Veritas Energy Services series 1 exchangeable shares to direct the voting of the one share of Enertec special voting stock held by the Trustee and the rights granted to the Trustee to exchange Veritas Energy Services series 1 exchangeable shares for Veritas DGC common stock in certain circumstances will not be qualified investments and will be foreign property under the Canadian Tax Act. However, each of Veritas DGC and Veritas Energy Services is of the view that the fair market value of these rights is nominal.

     Veritas DGC Common Stock. The Veritas DGC common stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans provided such shares remain listed on the New York Stock Exchange or another prescribed stock exchange. The Veritas DGC common stock will be foreign property under the Canadian Tax Act.

  Shareholders Not Resident in Canada

     The following portion of the discussion is applicable to former Enertec shareholders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Enertec common shares or Veritas Energy Services series 1 exchangeable shares or will hold shares of Veritas DGC common stock and, except as specifically discussed below, to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act and the proposed amendments) and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, such shares are not "designated insurance property" as defined in the Canadian Tax Act.

     Generally, Veritas Energy Services series 1 exchangeable shares will not be taxable Canadian property at a particular time provided that:

          (i) such shares are listed on a prescribed stock exchange (which exchanges currently include The Toronto Stock Exchange);

          (ii) the holder does not use or hold, and is not deemed to use or hold, the Veritas Energy Services series 1 exchangeable shares in connection with carrying on a business in Canada; and

          (iii) the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Enertec or Veritas Energy Services at any time within five years preceding the particular time.

The shares of Veritas DGC will not be taxable Canadian property at a particular time provided that the holder does not use or hold, and is not deemed to use or hold, the shares of Veritas DGC common stock in connection with carrying on a business in Canada. In the case of Veritas Energy Services, even if the holder exceeds the 25% threshold referred to above with respect to the Veritas Energy Services series 1 exchangeable shares, such shares may not be taxable Canadian property. At the time of disposition such holder should consult its own tax advisors to determine whether the Veritas Energy Services series 1 exchangeable shares constitute taxable Canadian property at that time. The Toronto Stock Exchange has conditionally approved the listing of the Veritas Energy Services series 1 exchangeable shares.

     Provided the Veritas Energy Services series 1 exchangeable shares or shares of Veritas DGC common stock are not taxable Canadian property to the holder, the holder will not be subject to tax under the Canadian Tax Act on the exchange of a Veritas Energy Services series 1 exchangeable share for shares of Veritas DGC common stock (except to the extent the exchange gives rise to a deemed dividend discussed below), or on the sale or other disposition of a Veritas Energy Services series 1 exchangeable share or share of Veritas DGC common stock.

     Dividends paid or deemed to be paid on the Veritas Energy Services series 1 exchangeable shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the Canada-United States Income Tax Convention, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the Canada-United States Income Tax Convention.

     A HOLDER WHOSE VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES ARE REDEEMED BY VERITAS ENERGY SERVICES (EITHER UNDER VERITAS ENERGY SERVICES' REDEMPTION RIGHT OR PURSUANT TO THE HOLDER'S RETRACTION RIGHTS) WILL BE DEEMED TO RECEIVE A DIVIDEND AS DESCRIBED ABOVE UNDER "-- SHAREHOLDERS RESIDENT IN CANADA -- RETRACTION OF VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES WITH VERITAS ENERGY SERVICES; REDEMPTION OF VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES BY VERITAS ENERGY SERVICES." ANY SUCH DEEMED DIVIDEND WILL BE SUBJECT TO WITHHOLDING TAX AS DESCRIBED ABOVE. HOLDERS OF VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES CANNOT CONTROL WHETHER THEY WILL REALIZE A DEEMED DIVIDEND OR PROCEEDS OF DISPOSITION ON AN EXCHANGE OF THE VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES FOR SHARES OF VERITAS DGC COMMON STOCK.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO FORMER ENERTEC SHAREHOLDERS

     In the opinion of Porter & Hedges, L.L.P., United States counsel to Veritas Energy Services, the following is a summary of the material United States federal income tax considerations generally applicable to former Enertec shareholders that are United States holders and that own Veritas Energy Services series 1 exchangeable shares and Veritas DGC common stock as capital assets. For purposes of this summary, United States holders are United States citizens or residents (including certain former citizens and residents), corporations or partnerships organized under the laws of the United States or any state thereof, any estate subject to United States federal income tax on its income regardless of source, and any trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     This summary is based on United States federal income tax law in effect as of the date of this prospectus. No statutory, judicial, or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Veritas Energy Services series 1 exchangeable shares and the related rights. Consequently, some aspects of the United States federal income tax treatment of the transactions, including the ownership of Veritas Energy Services series 1 exchangeable shares and the exchange of Veritas Energy Services series 1 exchangeable shares for shares of Veritas DGC common stock, are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service regarding the tax consequences of any of the transactions described herein.

     This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States holders, including, without limitation, former holders of Enertec common shares acquired as a result of the exercise of employee stock options. In addition, this summary does not address (i) the United States state or local tax consequences, or (ii) the foreign tax consequences of the combination of Enertec, Veritas Energy Services and Veritas DGC.

     UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE COMBINATION OF ENERTEC, VERITAS ENERGY SERVICES AND VERITAS DGC INCLUDING THE RECEIPT AND OWNERSHIP OF VERITAS ENERGY SERVICES SERIES 1 EXCHANGEABLE SHARES AND THE RELATED RIGHTS.

     Exchange or Redemption of Veritas Energy Services Series 1 Exchangeable Shares. It is anticipated that a United States holder that exercises such holder's rights to exchange or upon a redemption of the Veritas Energy Services series 1 exchangeable shares and the related rights for shares of Veritas DGC common stock generally will recognize gain or loss on the receipt of the shares of Veritas DGC common stock in exchange for such Veritas Energy Services series 1 exchangeable shares and the related rights. Such gain or loss will be equal to the difference between the fair market value of the shares of Veritas DGC common stock at the time of the exchange and the United States holder's tax basis in the Veritas Energy Services series 1 exchangeable shares and the related rights exchanged. The gain or loss will be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Veritas Energy Services series 1 exchangeable shares, ordinary income may be recognized by the holder. Capital gain or loss will be long-term capital gain or loss if the Veritas Energy Services series 1 exchangeable shares have been held as capital assets for more than one year at the time of the exchange. The United States holder's tax basis in the shares of Veritas DGC common stock will be the fair market value of the shares of Veritas DGC common stock received by the United States holder in the exchange. Such holder's holding period will begin on the day after the United States holder received the shares of Veritas DGC common stock.

     In the event that a United States holder of series 1 exchangeable shares owns other shares of Veritas Energy Services at the time of a redemption of the series 1 exchangeable shares by Veritas Energy Services, the Internal Revenue Service could take the position that the redemption is treated as a dividend. The amount of any such dividend can be the entire amount of money or the value of property received in the redemption. The redemption proceeds would be taxed as ordinary income to the extent of the allocable earnings and profits of Veritas Energy Services in the year of the redemption, with any excess treated next as a recovery of basis and then as a capital gain. In determining whether a United States holder owns other shares of Veritas Energy Services, a holder's directly-owned shares and shares that the holder owns constructively under
Section 318 of the Code must be considered. The rules of constructive ownership are complex and can produce unexpected results, and depend on each shareholder's specific facts. Holders of Veritas Energy Services stock other than the series 1 exchangeable shares, or holders who believe that a person or entity to whom they are related may hold such shares, should consult their tax advisors in this regard.

     For United States federal income tax purposes, gain realized on the exchange of Veritas Energy Services series 1 exchangeable shares for shares of Veritas DGC common stock generally will be treated as United States source gain, except that, under the terms of the applicable tax treaty or convention, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange generally will be available as a credit against United States federal income taxes, subject to applicable limitations. A United States holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

     Distributions on the Veritas Energy Services Series 1 Exchangeable
Shares. A United States holder of Veritas Energy Services series 1 exchangeable shares generally will be required to include dividends paid on the Veritas Energy Services series 1 exchangeable shares in gross income as ordinary income to the extent the dividends were paid out of the current or accumulated earnings and profits of Veritas Energy Services, as determined under United States federal income tax principles. Such dividends generally will be treated as foreign source passive income for foreign income tax credit limitation purposes. Under the applicable tax treaty, such distributions will be subject to Canadian withholding tax at a maximum rate of 15%. Subject to certain limitations of United States federal income tax law, a United States holder generally should be entitled to credit such withholding tax against such holder's United States federal income tax liability or to deduct such tax in computing United States taxable income.

     Passive Foreign Investment Company Considerations. For United States federal income tax purposes, a foreign corporation generally will be classified as a passive foreign investment company, known as a "PFIC," for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50% or more of its assets produce or are held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of corporations with respect to which the foreign corporation owns at least 25% of the value of the stock will be attributed to the foreign corporation.

     While there can be no assurance with respect to the classification of either Enertec or Veritas Energy Services as a PFIC, each of Enertec and Veritas Energy Services believes that it did not constitute a PFIC during its taxable years ending prior to their combination. At the present time, Enertec and Veritas DGC intend to endeavor to cause Enertec and Veritas Energy Services to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change.

Moreover, because a determination of the foreign corporation's status as a PFIC cannot be made until the close of the taxable year, United States counsel will not be rendering an opinion with regard to the status of Veritas Energy Services or Enertec as a PFIC. Veritas Energy Services intends to monitor its status regularly, and promptly following the end of each taxable year Veritas Energy Services will notify United States holders of Veritas Energy Services series 1 exchangeable shares if it believes that Veritas Energy Services was a PFIC for that taxable year.

     If Veritas Energy Services becomes a PFIC during a United States holder's holding period for Veritas Energy Services series 1 exchangeable shares, and the United States holder does not make an election to treat Enertec as a qualified electing fund under Section 1295 of the United States Internal Revenue Code, then:

          (i) the United States holder would be required to allocate income recognized upon receiving certain excess dividends with respect to, and gain recognized upon the disposition of, such United States holder's Veritas Energy Services series 1 exchangeable shares (including upon the exchange of Veritas Energy Services series 1 exchangeable shares for shares of Veritas DGC common stock) ratably over the United States holder's holding period for such Veritas Energy Services series 1 exchangeable shares;

          (ii) the amount allocated to each year other than:

             (A) the year of the excess dividend payment or disposition of the Veritas Energy Services series 1 exchangeable shares or

             (B) any year prior to the beginning of the first taxable year of Veritas Energy Services for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated); and

          (iii) amounts allocated to periods described in (A) and (B) will be taxable to the United States holder as ordinary income.

     If the United States holder of Veritas Energy Services series 1 exchangeable shares makes a qualified electing fund election, then the United States holder generally will be currently taxable on such holder's pro rata share of Veritas Energy Services' ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of Veritas Energy Services in which Veritas Energy Services is classified as a PFIC, even if no dividend distributions are received by such United States holder, unless such United States holder makes an election to defer such taxes. If Veritas Energy Services believes that it was a PFIC for a taxable year, it will provide United States holders of Veritas Energy Services series 1 exchangeable shares with information sufficient to allow eligible holders to make a qualified electing fund election and report and pay any current or deferred taxes due with respect to their pro rata shares of Veritas Energy Services' ordinary earnings and profits and net capital gains for such taxable year. United States holders should consult their tax advisors concerning the merits and mechanics of making a qualified electing fund election and other relevant tax considerations if either Enertec or Veritas Energy Services is a PFIC for any applicable taxable year.

     The foregoing summary of the possible application of the PFIC rules to Enertec and Veritas Energy Services and the United States former holders of Enertec common shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to a United States former holder of Enertec common shares under the PFIC provisions are significant, United States former holders of Enertec common shares are urged to discuss those consequences with their tax advisors.

SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES

     The following summary is applicable to former holders of Enertec common shares that are not United States holders.

     A non-United States holder generally will not be subject to United States federal income tax on gain (if any) recognized on the sale or exchange of the Veritas Energy Services series 1 exchangeable shares, or on the receipt of or sale of shares of Veritas DGC common stock unless such gain is effectively connected with a United States trade or business or, in the case of gains recognized by an individual, such individual is present in the United States for 183 days or more and has a "tax home," as defined in the United States Internal Revenue Code, during the taxable year.

     Dividends received by a non-United States holder with respect to the Veritas Energy Services series 1 exchangeable shares should not be subject to United States withholding tax, and Veritas DGC and Enertec do not intend that Veritas DGC, Veritas Energy Services or Enertec will withhold any amounts in respect of such tax from such dividends. There is some possibility, however, that the Internal Revenue Service may assert that United States withholding tax is payable with respect to dividends paid on the Veritas Energy Services series 1 exchangeable shares to non-United States holders. In such case, holders of Veritas Energy Services series 1 exchangeable shares could be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an income tax treaty in effect between the United States and the non-United States holder's country of residence. This reduction would result in a withholding tax of 15 percent on dividends paid to residents of Canada under the applicable tax treaty.

     Dividends received by non-United States holders with respect to the Veritas DGC common stock generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty. This reduction would result in a withholding tax of 15 percent on dividends paid to residents of Canada under the applicable tax treaty.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Veritas DGC Common Stock offered hereby will be passed on for Veritas DGC by Porter & Hedges, L.L.P., Houston, Texas. Certain federal U.S. and Canadian tax consequences have been passed on for Veritas DGC by Porter & Hedges, L.L.P., Houston, Texas and by Felesky Flynn, Calgary, Alberta, respectively.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Veritas DGC Inc. for the two years ended July 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Veritas DGC Inc. for the year ended July 31, 1996 incorporated by reference from the Veritas DGC Inc. Annual Report on Form 10-K for the year ended July 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Veritas Energy Services Inc., as of and for the nine months ended July 31, 1996, not separately incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, Chartered Accountants, whose report thereon is incorporated in this prospectus by reference to the Veritas DGC Inc. Annual Report on Form 10-K for the year ended July 31, 1998. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Veritas DGC Inc. as of and for the year ended July 31, 1996, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus incorporates documents by reference which are not presented in or delivered with it. This means that Veritas DGC can disclose certain information by referring a reader to certain documents. These documents (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to Larry L. Worden, Veritas DGC Inc., at Veritas DGC's principal executive offices located at 3701 Kirby Drive, Suite 112, Houston, Texas 77098-3982; telephone (713) 512-8300.

     The following documents, which have been filed by Veritas DGC with the SEC pursuant to the Exchange Act (File No. 1-7427), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:

          (a) Annual Report on Form 10-K for the year ended July 31, 1998;

          (b) Current Report on Form 8-K, dated November 12, 1998;

          (c) Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998, January 31, 1999, and April 30, 1999; and

          (d) All documents filed by Veritas DGC with the SEC pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the Offer to Exchange.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee.......................................  $ 4,197
Printing Expenses..........................................    4,500
Legal Fees and Expenses....................................   26,000
Accounting Fees and Expenses...............................   20,000
Miscellaneous..............................................    2,303
                                                             -------
          Total............................................  $57,000
                                                             =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     The Restated Certificate of Incorporation (with Amendments) and Bylaws of Veritas DGC require Veritas DGC to indemnify Veritas DGC's directors and officers to the fullest extent permitted under Delaware law. Veritas DGC's Restated Certificate of Incorporation (with Amendments) limits the personal liability of a director to Veritas DGC or its stockholders to damages for breach of the director's fiduciary duty.

     Veritas DGC has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           3.1           -- Restated Certificate of Incorporation (with Amendments)
                            of Digicon Inc. dated August 30, 1996 (Incorporated by
                            reference to Exhibit 2.1 of Digicon Inc.'s Current Report
                            on Form 8-K filed September 16, 1996).
           3.2           -- Certificate of Ownership and Merger of New Digicon Inc.
                            and Digicon Inc. (Incorporated by reference to Exhibit
                            3-B to Digicon's Registration Statement No. 33-43873,
                            dated November 12, 1991).
           3.3           -- Bylaws of New Digicon Inc. dated June 24, 1991.
                            (Incorporated by referenced to Exhibit 3-C to Digicon's
                            Registration Statement No. 33-43873, dated November 12,
                            1991).
           3.4*          -- Form of Restated Certificate of Incorporation (with
                            Amendments) of Veritas DGC Inc.
           4.1           -- Specimen Veritas DGC Inc. Common Stock certificate.
                            (Incorporated by reference to Exhibit 4-C to Veritas DGC
                            Inc.'s Annual Report on Form 10-K for the year ended July
                            31, 1996).
           4.2           -- Rights Agreement between Veritas DGC Inc. and ChaseMellon
                            Shareholder Services, L.L.C. dated as of May 15, 1997.
                            (Incorporated by reference to Exhibit 4.1 of Veritas DGC
                            Inc.'s Current Report on Form 8-K filed May 27, 1997).
           5.1*          -- Opinion of Porter & Hedges, L.L.P., with respect to the legality of the securities filed herewith.
           8.1*          -- Opinion of Felesky Flynn regarding tax matters.
           8.2*          -- Opinion of Porter & Hedges, L.L.P. regarding tax matters.
          23.1*          -- Consent of PricewaterhouseCoopers LLP.
          23.2*          -- Consent of PricewaterhouseCoopers LLP, Chartered
                            Accountants.
          23.3*          -- Consent of Deloitte & Touche LLP.
          23.4*          -- Consent of Porter & Hedges, L.L.P. (included in Exhibits
                            5.1 and 8.2).
          23.5*          -- Consent of Felesky Flynn (included in Exhibit 8.1).
          24.1*          -- Power of Attorney (included on signature page).

---------------

* Filed herewith.

ITEM 17. UNDERTAKINGS

     A. Undertaking to Update

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

             (iii) include any material information with respect to the plan for distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Undertaking With Respect to Documents Incorporated by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking With Respect to Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Robson, Stephen J. Ludlow, Timothy L. Wells, Anthony Tripodo, Rene VandenBrand and Larry L. Worden, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 19, 1999.

                                            VERITAS DGC INC.

                                            By:    /s/ DAVID B. ROBSON

                                            ------------------------------------
                                                      David B. Robson
                                                   Chairman of the Board,
                                            Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 19th day of August, 1999.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                 /s/ DAVID B. ROBSON                   Chairman of the Board, Chief Executive Officer
-----------------------------------------------------    and Director
                   David B. Robson

                /s/ STEPHEN J. LUDLOW                  Vice Chairman of the Board and Director
-----------------------------------------------------
                  Stephen J. Ludlow

                /s/ TIMOTHY L. WELLS                   President and Chief Operating Officer
-----------------------------------------------------
                  Timothy L. Wells

                 /s/ ANTHONY TRIPODO                   Executive Vice President, Chief Financial
-----------------------------------------------------    Officer and Treasurer (principal financial
                   Anthony Tripodo                       and accounting officer)

               /s/ CLAYTON P. CORMIER                  Director
-----------------------------------------------------
                 Clayton P. Cormier

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                                                       Director
-----------------------------------------------------
                   Ralph M. Eeson

                                                       Director
-----------------------------------------------------
                Lawrence C. Fichtner

                 /s/ JAMES R. GIBBS                    Director
-----------------------------------------------------
                   James R. Gibbs

                /s/ STEVEN J. GILBERT                  Director
-----------------------------------------------------
                  Steven J. Gilbert

                /s/ BRIAN F. MACNEILL                  Director
-----------------------------------------------------
                  Brian F. MacNeill

                    /s/ JAN RASK                       Director
-----------------------------------------------------
                      Jan Rask

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           3.1           -- Restated Certificate of Incorporation (with Amendments)
                            of Digicon Inc. dated August 30, 1996 (Incorporated by
                            reference to Exhibit 2.1 of Digicon Inc.'s Current Report
                            on Form 8-K filed September 16, 1996).
           3.2           -- Certificate of Ownership and Merger of New Digicon Inc.
                            and Digicon Inc. (Incorporated by reference to Exhibit
                            3-B to Digicon's Registration Statement No. 33-43873,
                            dated November 12, 1991).
           3.3           -- Bylaws of New Digicon Inc. dated June 24, 1991.
                            (Incorporated by referenced to Exhibit 3-C to Digicon's
                            Registration Statement No. 33-43873, dated November 12,
                            1991).
           3.4*          -- Form of Restated Certificate of Incorporation (with
                            Amendments) of Veritas DGC Inc.
           4.1           -- Specimen Veritas DGC Inc. Common Stock certificate.
                            (Incorporated by reference to Exhibit 4-C to Veritas DGC
                            Inc.'s Annual Report on Form 10-K for the year ended July
                            31, 1996).
           4.2           -- Rights Agreement between Veritas DGC Inc. and ChaseMellon
                            Shareholder Services, L.L.C. dated as of May 15, 1997.
                            (Incorporated by reference to Exhibit 4.1 of Veritas DGC
                            Inc.'s Current Report on Form 8-K filed May 27, 1997).
           5.1*          -- Opinion of Porter & Hedges, L.L.P., with respect to the legality of the securities filed herewith.
           8.1*          -- Opinion of Felesky Flynn regarding tax matters.
           8.2*          -- Opinion of Porter & Hedges, L.L.P. regarding tax matters.
          23.1*          -- Consent of PricewaterhouseCoopers LLP.
          23.2*          -- Consent of PricewaterhouseCoopers LLP, Chartered
                            Accountants.
          23.3*          -- Consent of Deloitte & Touche LLP.
          23.4*          -- Consent of Porter & Hedges, L.L.P. (included in Exhibits
                            5.1 and 8.2).
          23.5*          -- Consent of Felesky Flynn (included in Exhibit 8.1).
          24.1*          -- Power of Attorney (included on signature page).

---------------

* Filed herewith.